Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Apexigen, Inc. (formerly known as Brookline Capital Acquisition Corp.) on Form S-8 of our report dated April 7, 2022, which includes an explanatory paragraph as to Brookline Capital Acquisition Corp.’s (now known as Apexigen, Inc.) ability to continue as a going concern, with respect to our audits of the financial statements of Brookline Capital Acquisition Corp. (now known as Apexigen, Inc.) as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from May 27, 2020 (inception) through December 31, 2020, appearing in the Annual Report on Form 10-K of Brookline Capital Acquisition Corp. (now known as Apexigen, Inc.) for the year ended December 31, 2021.

/s/ Marcum LLP

Marcum LLP
Houston, TX
October 6, 2022